                   AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated this 31st day of December, 1998, pursuant to Section 18-209 of the Delaware Limited Liability Company Act and
Section 59 of the Massachusetts Limited Liability Company Act, between AllEnergy Marketing Company, L.L.C., a Massachusetts limited liability company having its principal place of business at 3 University Office Park, 95 Sawyer Road, Waltham, Massachusetts 02154 (the "Company"), and AllEnergy Marketing Company, L.L.C., a Delaware limited liability company having its principal place of business at 3 University Office Park, 95 Sawyer Road, Waltham, Massachusetts 02154 (the "Surviving Company").

                          WITNESSETH:

     WHEREAS, the Company is a limited liability company duly organized and existing under the laws of the Commonwealth of Massachusetts;

     WHEREAS, the Surviving Company is a limited liability company duly organized and existing under the laws of the State of Delaware;

     WHEREAS, the Company desires to merge itself into the Surviving Company;

     WHEREAS, the Surviving Company desires that the Company be merged into the Surviving Company; and

     WHEREAS, the Members of the Company and the Surviving Company have adopted a resolution approving this Agreement and Plan of Merger;

     NOW THEREFORE, in consideration of the foregoing premises and the undertakings herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Merger. The Company shall be merged into the Surviving Company pursuant to Section 18-209 of the Delaware Limited Liability Company Act and
Section 59 of the Massachusetts Limited Liability Company Act. The Surviving Company shall survive the merger herein contemplated and shall continue to be governed by the laws of the State of Delaware. The separate existence of the Company shall cease forthwith upon the Effective Date (as defined below). The merger of the Company into the Surviving Company shall herein be referred to as the "Merger."

     2. Member Approval. Concurrently with the execution of this Agreement and Plan of Merger, this Agreement and Plan of Merger has been approved (i) by the members of the Company in accordance with the Limited Liability Company Agreement of the Company and Section 60 of the Massachusetts Limited Liability Company Act, and (ii) by the members of the Surviving Company in accordance with Section 18-209(b) of the Delaware Limited Liability Company Act.

     3. Effective Date. The Merger shall be effective at 11:59 p.m. on the date specified in a Certificate of Merger to be filed with the Secretary of State of the State of Delaware and a Certificate of Merger to be filed with the Secretary of State of Massachusetts, which filings shall be made as soon as practicable after all required stockholder approvals and other consents and approvals have been obtained. The time of such effectiveness shall herein be referred to as the "Effective Date."

     4. Membership Interests in the Company. On the Effective Date, by virtue of the Merger and without any action on the part of the holders thereof, (i) all of the membership interests in the Company held by NEES Energy, Inc. shall be exchanged for 100% of the outstanding membership interest in the Surviving Company, and (ii) all of the membership interests in the Company held by NEES Global, Inc. shall be converted into the right to receive $160,016 in cash, to be paid by the Surviving Company promptly following the Effective Date. NEES Energy, Inc. and NEES Global, Inc. together constitute the holders of all of the membership interests in the Company.

     5. Membership Interests in the Surviving Company. On the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, each membership interest in the Surviving Company existing immediately prior thereto shall be cancelled.

     6. Succession. On the Effective Date, the Surviving Company shall succeed to all of the rights, privileges, debts, liabilities, powers and property of the Company in the manner of and as more fully set forth in
Section 18-209 of the Delaware Limited Liability Company Act and Section 62 of the Massachusetts Limited Liability Company Act. Without limiting the foregoing, upon the Effective Date, all property, rights, privileges, franchises, patents, trademarks, licenses, registrations, and other assets of every kind and description of the Company shall be transferred to, vested in and devolved upon the Surviving Company without further act or deed and all property, rights, and every other interest of the Company and the Surviving Company shall be as effectively the property of the Surviving Company as they were of the Company and the Surviving Company, respectively. All rights of creditors of the Company and all liens upon any property of the Company shall be preserved unimpaired, and all debts, liabilities and duties of the Company shall attach to the Surviving Company and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     7. Limited Liability Company Agreement. On the Effective Date, (i) the Limited Liability Company Agreement of the Company, dated as of December 3, 1997 and as amended to date, shall be terminated and shall be of no further force or effect and (ii) the Limited Liability Company Agreement attached hereto as Exhibit A shall become the Limited Liability Company Agreement of the Surviving Company, and such Limited Liability Company Agreement is hereby adopted effective as of the Effective Date.

     8. Officers. The officers of the Company on the Effective Date shall become the officers of the Surviving Company on the Effective Date and shall continue in office until the expiration of their respective terms of office and until their successors have been elected and qualified.

     9. Further Assurances. From time to time, as and when required by the Surviving Company or by its successors and assigns, there shall be executed and delivered on behalf of the Company such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to confirm of record or otherwise in the Surviving Company the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Company, and otherwise to carry out the purposes of this Agreement and Plan of Merger, and the officers and directors of the Company are fully authorized in the name and on behalf of the Company or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

     10. Abandonment. At any time prior to the Effective Date, this Agreement and Plan of Merger may be terminated and the Merger may be abandoned by the Members of either the Company or the Surviving Company or both, notwithstanding their prior approval of this Agreement and Plan of Merger.

     11. Amendment. This Agreement and Plan of Merger may be amended by the members of the Company and the Surviving Company at any time prior to the Effective Date.

     12. Governing Law. This Agreement and Plan of Merger and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Delaware.

     13. Counterparts. In order to facilitate the filing and recording of this Agreement and Plan of Merger, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

      [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be executed and attested on its behalf by its officers thereunto duly authorized, as of the date first above written.


                              THE COMPANY:

                              ALLENERGY MARKETING COMPANY, L.L.C.
                              (a Massachusetts limited liability
                              company)


                              By:_________________________________
                                   Marcy L. Reed
                                   Vice President and Treasurer


                              THE SURVIVING COMPANY:

                              ALLENERGY MARKETING COMPANY, L.L.C.
                              (a Delaware limited liability company)


                              By:________________________________
                                  Marcy L. Reed
                                  Vice President and Treasurer

                            EXHIBIT A

               LIMITED LIABILITY COMPANY AGREEMENT

               ALLENERGY MARKETING COMPANY, L.L.C.



               LIMITED LIABILITY COMPANY AGREEMENT



                Dated as of ____________ __, 1998

                        TABLE OF CONTENTS


ARTICLE 1  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE 2  FORMATION AND PURPOSE. . . . . . . . . . . . . . . . . . . .  1
         2.1   Rights, Duties, etc.. . . . . . . . . . . . . . . . .  1
         2.2   Name. . . . . . . . . . . . . . . . . . . . . . . . .  1
         2.3   Registered Office/Agent . . . . . . . . . . . . . . .  2
         2.4   Term. . . . . . . . . . . . . . . . . . . . . . . . .  2
         2.5   Purpose . . . . . . . . . . . . . . . . . . . . . . .  2
         2.6   Powers. . . . . . . . . . . . . . . . . . . . . . . .  2
         2.7   Filing of Certificate . . . . . . . . . . . . . . . .  4
         2.8   Foreign Qualification . . . . . . . . . . . . . . . .  4

ARTICLE 3  MEMBERSHIP AND CAPITAL4
         3.1   Members Initial Capital Contributions . . . . . . . .  4
         3.2   Maintenance of Capital Accounts . . . . . . . . . . .  5
         3.3   Percentage Interests. . . . . . . . . . . . . . . . .  5
         3.4   Additional Capital Contributions. . . . . . . . . . .  5
         3.5   Return of Capital Contributions . . . . . . . . . . .  6
         3.6   Additional Members; New Issuances; Classes of Members  6

ARTICLE 4  STATUS AND RIGHTS OF MEMBERS . . . . . . . . . . . . . . . .  6
         4.1   Limited Liability . . . . . . . . . . . . . . . . . .  6
         4.2   No Make Up. . . . . . . . . . . . . . . . . . . . . .  7
         4.3   Return of Distributions . . . . . . . . . . . . . . .  7
         4.4   Specific Limitations. . . . . . . . . . . . . . . . .  7
         4.5   Hiring of Company Employees . . . . . . . . . . . . .  8
         4.6   Confidential Information. . . . . . . . . . . . . . .  8
         4.7   Remedies. . . . . . . . . . . . . . . . . . . . . . . 10

ARTICLE 5  MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . 10
         5.1   Management by the Members . . . . . . . . . . . . . . 10
         5.2   Meetings of Members; Consents . . . . . . . . . . . . 11
         5.3   Place of Meetings . . . . . . . . . . . . . . . . . . 11
         5.4   Notice of Meetings. . . . . . . . . . . . . . . . . . 11
         5.5   Meeting of All Members. . . . . . . . . . . . . . . . 11
         5.6   Quorum. . . . . . . . . . . . . . . . . . . . . . . . 11
         5.7   Voting by Percentage Interests; Voting Thresholds . . 11
         5.8   Representatives and Proxies . . . . . . . . . . . . . 11
         5.9   Conference Telephone. . . . . . . . . . . . . . . . . 12
         5.10  Action by Members Without a Meeting . . . . . . . . . 12
         5.11  Waiver of Notice. . . . . . . . . . . . . . . . . . . 12
         5.12  Advisory Board. . . . . . . . . . . . . . . . . . . . 12
         5.13  Duties and Authority of the Members . . . . . . . . . 12
         5.14  Officers: Authority . . . . . . . . . . . . . . . . . 13
         5.15  Transactions with Affiliates;
               Exclusive Supply Arrangements . . . . . . . . . . . . 14

ARTICLE 6  BUSINESS PLAN: BUDGET. . . . . . . . . . . . . . . . . . . . 14
         6.1   Business Plan . . . . . . . . . . . . . . . . . . . . 14
         6.2   Annual Budget . . . . . . . . . . . . . . . . . . . . 14

ARTICLE 7  DISTRIBUTIONS AND ALLOCATIONS OF PROFIT AND LOSS . . . . . . 15
         7.1   Distributions . . . . . . . . . . . . . . . . . . . . 15
         7.2   Allocations of Net Profits. . . . . . . . . . . . . . 16
         7.3   Allocation of Net Losses. . . . . . . . . . . . . . . 16
         7.4   Other Allocation Provisions . . . . . . . . . . . . . 16
         7.5   Changes in Members' Interests . . . . . . . . . . . . 17
         7.6   Tax Allocations . . . . . . . . . . . . . . . . . . . 17
         7.7   Tax Credits . . . . . . . . . . . . . . . . . . . . . 18
         7.8   Adjustment of Capital Accounts. . . . . . . . . . . . 18

         7.9   Interpretation. . . . . . . . . . . . . . . . . . . . 18
         7.10  Loans to Company. . . . . . . . . . . . . . . . . . . 19

ARTICLE 8  TAX MATTERS MEMBER . . . . . . . . . . . . . . . . . . . . . 19
         8.1   Tax Matters Member. . . . . . . . . . . . . . . . . . 19
         8.2   Indemnity of Tax Matters Member . . . . . . . . . . . 19
         8.3   Information Furnished . . . . . . . . . . . . . . . . 19
         8.4   Notice of Proceedings. etc. . . . . . . . . . . . . . 19
         8.5   Notices to Tax Matters Member . . . . . . . . . . . . 20

ARTICLE 9  BOOKS, RECORDS, ACCOUNTING, AND REPORTS. . . . . . . . . . . 20
         9.1   Books and Records . . . . . . . . . . . . . . . . . . 20
         9.2   Delivery to Members; Inspection . . . . . . . . . . . 20
         9.3   Financial Statements. . . . . . . . . . . . . . . . . 21
         9.4   Filings . . . . . . . . . . . . . . . . . . . . . . . 21

ARTICLE 10  AMENDMENTS TO AGREEMENT . . . . . . . . . . . . . . . . . . 21
         10.1  Amendments. . . . . . . . . . . . . . . . . . . . . . 21
         10.2  Filings . . . . . . . . . . . . . . . . . . . . . . . 22
         10.3  Binding Effect. . . . . . . . . . . . . . . . . . . . 22

ARTICLE 11  DISSOLUTION OF COMPANY. . . . . . . . . . . . . . . . . . . 22
         11.1  Termination of Membership . . . . . . . . . . . . . . 22
         11.2  Events of Dissolution or Liquidation. . . . . . . . . 22
         11.3  Liquidation . . . . . . . . . . . . . . . . . . . . . 23
         11.4  Distributions to Members. . . . . . . . . . . . . . . 23
         11.5  No Action for Dissolution . . . . . . . . . . . . . . 23
         11.6  No Further Claim. . . . . . . . . . . . . . . . . . . 23

ARTICLE 12  INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . 24
         12.1  General . . . . . . . . . . . . . . . . . . . . . . . 24
         12.2  Persons Entitled to Indemnity . . . . . . . . . . . . 24
         12.3  Procedure Agreements. . . . . . . . . . . . . . . . . 25
         12.4  Extent of Duties. . . . . . . . . . . . . . . . . . . 25
         12.5  Fiduciary and Other Duties. . . . . . . . . . . . . . 25

ARTICLE 13  REPRESENTATIONS AND COVENANTS BY THE MEMBERS. . . . . . . . 26
         13.1  Organization; Corporate Authority . . . . . . . . . . 26
         13.2  Legal, Valid and Binding Obligation . . . . . . . . . 26
         13.3  Investment Intent . . . . . . . . . . . . . . . . . . 27
         13.4  Securities Regulation . . . . . . . . . . . . . . . . 27
         13.5  Information . . . . . . . . . . . . . . . . . . . . . 27
         13.6  Tax Position. . . . . . . . . . . . . . . . . . . . . 27

ARTICLE 14  COMPANY REPRESENTATIONS . . . . . . . . . . . . . . . . . . 27
         14.1  Legal Existence . . . . . . . . . . . . . . . . . . . 27
         14.2  Valid Issuance. . . . . . . . . . . . . . . . . . . . 28
         14.3  Options. etc. . . . . . . . . . . . . . . . . . . . . 28

ARTICLE 15  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . 28
         15.1  Additional Documents. . . . . . . . . . . . . . . . . 28
         15.2  Execution of Papers . . . . . . . . . . . . . . . . . 28
         15.3  General . . . . . . . . . . . . . . . . . . . . . . . 28
         15.4  Notices. Etc. . . . . . . . . . . . . . . . . . . . . 28
         15.5  Expenses in Event of Breach . . . . . . . . . . . . . 29
         15.6  Gender and Number . . . . . . . . . . . . . . . . . . 29
         15.7  Severability. . . . . . . . . . . . . . . . . . . . . 29
         15.8  Headings. . . . . . . . . . . . . . . . . . . . . . . 29
         15.9  No Third Party Rights . . . . . . . . . . . . . . . . 29

               ALLENERGY MARKETING COMPANY, L.L.C.

               LIMITED LIABILITY COMPANY AGREEMENT


     THIS LIMITED LIABILITY COMPANY AGREEMENT of ALLENERGY MARKETING COMPANY, L.L.C. is dated as of ________ __, 1998, by and between AllEnergy Marketing Company, L.L.C., a Delaware limited liability company (the "Company") and NEES Energy, Inc., a Massachusetts corporation ("NEI" and, together with such future parties as may be added as members of the Company, the "Members").

     WHEREAS, the Members have formed a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (the "Act") in order to conduct the business described herein; and

     WHEREAS, the Company and the Members wish to enter into this Agreement to provide for, among other things, the management of the business and affairs of the Company, the allocation of profits and losses among the Members, the respective rights and obligations of the Members to each other and to the Company, and certain other matters.

     NOW, THEREFORE, the Company and the Members hereby agree as follows:

                            ARTICLE 1

                           DEFINITIONS

     Certain capitalized terms used in this Agreement have specifically defined meanings which are either set forth or referred to in Exhibit 1, which is attached hereto and incorporated herein by reference.

                            ARTICLE 2

                      FORMATION AND PURPOSE

     2.1 Rights, Duties, etc. The rights, duties and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that such rights, duties or obligations are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

     2.2 Name. The name of the Company shall be AllEnergy Marketing Company, L.L.C. The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Required Members deem appropriate or advisable. The Members shall file any fictitious name certificates and similar filings, and any amendments thereto, that shall be necessary to permit the Company to carry on its business under the desired name.

     2.3 Registered Office/Agent. The registered office required to be maintained by the Company in The Commonwealth of Massachusetts pursuant to the Act shall initially be 3 University Office Park, 95 Sawyer Road, Waltham, Massachusetts, 02154. The registered agent of the Company pursuant to the Act shall initially be William H. Heil, whose address shall be that of the registered office of the Company. The Company may, upon compliance with the applicable provisions of the Act, change its registered office or registered agent from time to time in the discretion of the Required Members.

     2.4 Term. The term of the Company (the "Term") shall continue in perpetuity unless sooner terminated as provided in Article 12.

     2.5 Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary, advisable, convenient or incidental thereto. Such object and purpose shall include, without limitation, purchasing, marketing, selling and distributing energy commodities (including but not limited to natural gas, electricity and other energy sources) and related products, providing related services, and engaging in any and all other activities necessary, advisable, convenient or incidental to such activities.

     2.6 Powers. Without limiting the generality of Section 2.5, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose set forth in Section 2.5, including, but not limited to, the power:

          2.6.1 to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States or in any foreign country as may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

          2.6.2 to enter into, perform and carry out contracts of any kind necessary to, in connection with, in furtherance of, convenient to, or incidental to the accomplishment of the purpose of the Company, including without limitation, contracts to purchase, market, sell or distribute gas, electricity or any other energy commodity or related products or to provide related services, which contracts may be with a third party, a Member or an Affiliate of a Member, subject to Section 5.15;

          2.6.3 to purchase or otherwise acquire, enter into, establish, own, invest in, trade, close out, use, employ, market, sell, mortgage, lend or otherwise dispose of positions under options, future contracts, forward contracts, spot contracts, swap contracts and other financial products, whether for hedging purposes or otherwise;

          2.6.4 to purchase, take, receive, subscribe for or otherwise acquire, own, hold, enter into, invest in, trade, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares and other equity interests in, obligations of, and other financial instruments with or in respect of, domestic and foreign corporations, associations, general, limited and limited liability partnerships, trusts, limited liability companies and other entities (including without limitation corporations, associations, partnerships, trusts, limited liability companies and other entities that engage or propose to engage in one or more businesses similar or related to the business of the Company, including specifically but not by way of limitation energy services companies), individuals, international agencies, and the United States government and any other national, state, regional, territorial, local or municipal government and any agency or instrumentality of any such government;

          2.6.5 to acquire by purchase, exchange, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, improve, market, lease, sell, distribute, convey, mortgage, encumber, transfer, demolish or dispose of any real or personal property, including but not limited to natural gas, electricity or any other energy commodity that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

          2.6.6 to lend money, to invest and reinvest its funds and to take and hold real and personal property for the payment of funds so loaned or invested;

          2.6.7 to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of or the business of the Company;

          2.6.8 to borrow and issue evidences of indebtedness and to secure the same by a mortgage, pledge or other lien on the assets of the Company; provided, however, that without the prior written consent of the Member in question, the Company shall not incur any indebtedness that provides for the liability of any Member;

          2.6.9 to open, close, and to make deposits to and withdrawals from bank and other deposit accounts;

          2.6.10  to give or terminate guarantees and indemnities;

          2.6.11 to hire, employ and dismiss employees, agents and representatives, attorneys, accountants, brokers, investment bankers, appraisers and any other advisors or consultants of the Company or service providers to the Company, and define their duties and fix their compensation and benefits;

          2.6.12  to indemnify any Person in accordance with this Agreement;

          2.6.13  to cease its activities and cancel its Certificate;

          2.6.14 to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

          2.6.15 to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities; and

          2.6.16 to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

     2.7  Filing of Certificate.  Each of the officers set forth in Section
5.14 is designated as an authorized person within the meaning of the Act to execute, deliver and file any certificates under the Act and any other certificates necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

     2.8 Foreign Qualification. The Members shall take all necessary actions to cause the Company to be authorized to conduct business legally in Massachusetts, Maine, New Hampshire, Vermont, Rhode Island, Connecticut, New York and any other jurisdictions which the Required Members shall determine.

                            ARTICLE 3

                      MEMBERSHIP AND CAPITAL

     3.1 Members Initial Capital Contributions. The sole initial Member of the Company is NEI, which is admitted to the Company as a Member effective upon its execution of this Agreement. The Capital Contribution of NEI has been made by virtue of the conversion of its membership interest in AllEnergy Marketing Company, L.L.C., a Massachusetts limited liability company merged with and into the Company on the date hereof.

     3.2 Maintenance of Capital Accounts. A separate account (each a "Capital Account") shall be established and maintained for each Member which shall be increased by (a) such Member's Capital Contributions and (b) such Member's share of the Net Profit of the Company, and shall be charged with (c) Distributions to such Member and (d) such Member's share of the Net Losses of the Company. It is the intention of the Members that the Capital Accounts be maintained in accordance with the provisions of Section 704(b) of the Code and the Regulations thereunder, that any liabilities be taken into account in accordance with the provisions of Section 752 of the Code and the Regulations thereunder, and that this Agreement be interpreted consistently therewith.

     3.3 Percentage Interests. The percentage interest of each Member in the profits of the Company (each a "Percentage Interest") shall initially be as follows:

                           NEI     100%

The Percentage Interests of the Members shall be subject to adjustment as provided in Sections 3.6 and 3.7.4.

     3.4  Additional Capital Contributions.

          3.4.1 Required Contributions. The Required Members may from time to time determine that additional Capital Contributions are required by the Company. In such a case, each Member agrees that within not more than ten Business Days (or such longer period of time as the Required Members may determine) following the determination by the Required Members that additional Capital Contributions are necessary, which period may be extended by agreement of the Required Members, such Member will contribute to the Company (in cash unless otherwise determined (and agreed as to the nature and valuation) by the Required Members) as an additional Capital Contribution that percentage of the aggregate additional Capital Contributions required of all Members that is equal to its Percentage Interest.

          3.4.2   Funds Transfers.  Capital Contributions required by this
     Section 3.4 shall be made by wire transfer of immediately available funds to the Company' s account at such bank as the Company may from time to time designate in writing (or if property other than cash is to be contributed, in the manner specified by the Required Members).

          3.4.3 Voluntary Contributions. Following the Effective Date, no Member shall be required or permitted to make any Capital Contributions to the Company except pursuant to this Section 3.4.

     3.5 Return of Capital Contributions. No Member shall have the right to demand a return of all or any part of its Capital Contributions, and any return of the Capital Contributions of any Member shall be made solely from the assets of the Company and only in accordance with the terms of this Agreement. No interest shall be paid to any Member with respect to its Capital Contributions.

     3.6 Additional Members; New Issuances; Classes of Members. Except as contemplated by Article 9, no new Members shall be admitted to the Company without the consent of the Required Members. Upon the written consent of the Required Members, the Company may issue Interests, which may represent interests in both the capital and the profits of the Company or which may be interests in only the future profits of the Company ("Profits Interests") to Persons who are not yet Members, or may increase the Interest of an existing Member, for such consideration (including but not limited to cash, other property or the provision of services, whether future, current or past) and on such terms as the Required Members shall determine. Upon the issuance of a new Interest, or an increase in the Percentage Interest represented by an existing Interest, the Percentage Interests of all existing Members shall be diluted ratably. Each Person that is to be issued an Interest shall deliver to the Company, as a condition of its admission to the Company as a Member, such documents of the type specified in Section 9.5.1(i) and (ii) as the Required Members shall request. The Members shall constitute a single class of Members for all purposes under the Act and this Agreement unless and to the extent that this Agreement specifically provides for different classes or groups of Members of the Company.

                            ARTICLE 4

                   STATUS AND RIGHTS OF MEMBERS

     4.1 Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member nor any other Indemnified Person shall be obligated personally for any such debt, obligation or liability of the Company. All Persons dealing with the Company shall look solely to the assets of the Company for the payment of the debts, obligations or liabilities of the Company.

     4.2 No Make Up. In no event shall any Member be required to pay to the Company, to any other Member or its Affiliate or to any third party, any deficit balance that may exist from time to time in such Member's Capital Account.

     4.3 Return of Distributions. Except as otherwise expressly required by law, a Member, in its capacity as such, shall have no liability either to the Company or any of its creditors in excess of (a) the amount of its Capital Contributions actually made, (b) its share of any assets and undistributed profits of the Company, (c) its obligation to make Capital Contributions and any other payments expressly provided for in this Agreement, and (d) to the extent required by law, the amount of any Distributions wrongfully distributed to it; provided, however, that, to the maximum extent permitted by applicable law, the obligations of the Members under Section 3.4 shall be solely for the benefit of the Company and not the creditors of the Company. Except as required by law or a court of competent jurisdiction, no Member shall be obligated by this Agreement to return any Distribution to the Company or pay the amount of any Distribution for the account of the Company or to any creditor of the Company. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to return or pay any part of any Distribution, the obligation shall be that of such Member alone, and not of any other Member unless the court so provides. The amount of any Distribution returned to the Company by or on behalf of a Member or paid by or on behalf of a Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Member.

     4.4  Specific Limitations.  No Member shall have the right or power to:
(a) withdraw or reduce its Capital Contribution except as a result of the dissolution of the Company or as otherwise provided by law or in this Agreement, (b) other than upon the Effective Date or with the approval of the Required Members, make voluntary Capital Contributions or to contribute any property to the Company other than cash, (c) bring an action for partition against the Company or any Company assets, (d) cause the termination and dissolution of the Company, except as set forth in this Agreement, or (e) upon the distribution of its Capital Contribution require that property other than cash be distributed in return for its Capital Contribution. Each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Company's property. Except as otherwise set forth in this Agreement, no Member shall have priority over any other Member either as to the return of its Capital Contribution or as to Net Profit, Net Loss, or Distributions; provided, that this provision shall not apply to the repayment by the Company of loans (as distinguished from Capital

Contributions) which a Member has made to the Company. Other than upon the termination and dissolution of the Company as provided by this Agreement, there has been no time agreed upon when the Capital Contribution of any Member will be returned.

     4.5  Hiring of Company Employees.

          4.5.1 Hiring of Company Employees. During the Term, no Member nor any Affiliate of a Member shall hire, employ or otherwise retain the services of, including as an independent contractor, any person who is then serving, or who within the last year served, as either the chief executive officer or the chief operating officer of the Company, without the prior written consent of the other Members, which consent will not unreasonably be withheld. In the event that any employee or former employee of the Company (including, with the consent of the other Members, the chief executive officer or chief operating officer of the Company, but not including any secretarial or clerical employee) is at any time hired, employed or otherwise retained to provide services by a Member or an Affiliate of a Member, such employee shall not (and the hiring Member or Affiliate shall not permit such employee to) for the one-year period commencing on the date on which he or she begins providing services to such Member or Affiliate of a Member, perform, engage in, participate in, direct, or otherwise consult or provide advice or information with respect to, any business activity that competes directly with any business activity engaged in by the Company.

          4.5.2 Severability. If any of the restrictions set forth in this Section 4.5 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforcement of the remainder of such restrictions and covenants shall not thereby be adversely affected. Each Member agrees that, if any provision of this
     Section 4.5 should be adjudicated to be invalid or unenforceable, such provision shall be deemed deleted therefrom with respect, and only with respect, to the operation of such provision in the particular jurisdiction in which such adjudication was made; provided, however, that to the extent any such provision may be made valid and enforceable in such jurisdiction by limitations on the scope of the activities, geographical area or time period covered, the Members agree that such provision instead shall be deemed limited to the extent, and only to the extent, necessary to make such provision enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction.

     4.6  Confidential Information.

          4.6.1 Non-Disclosure: Non-Utilization. Each Member agrees that, from the commencement of the Term until the end of the period specified in Section 4.6.4 and regardless of whether the Member is still a Member or has ceased to be a Member, except as otherwise consented to by the Required Members, all non-public confidential or proprietary information furnished to it pursuant to this Agreement or otherwise in connection with the Company's operation of its business, including without limitation, any and all information concerning the Company's suppliers and customers and the Company's business dealings with such Persons ("Confidential Information), will be kept confidential and will not be disclosed or utilized by such Member, or by any of its agents, representatives, employees or Affiliates (or any employee, agent or representative thereof), in any manner or for any purpose whatsoever, in whole or in part, except that (a) each Member shall be permitted to disclose such Confidential Information to those of its agents, attorneys, accountants, financial and business consultants, other representatives, and employees who need to be familiar with such Confidential Information in connection with such Member's investment in the Company and who are charged with an obligation of confidentiality,

     (b) each Member shall be permitted to disclose such Confidential Information to financial institutions and bona fide prospective purchasers and capital investors when such Persons are charged with an obligation of confidentiality, (c) each Member shall be permitted to disclose such Confidential Information to its members, partners and stockholders so long as they agree not to utilize such Confidential Information in their own business or that of any Affiliate in any way and to keep such Confidential Information confidential (including from any Affiliate) on the terms set forth herein, (d) each Member shall be permitted to disclose Confidential Information to the extent required by law, so long as such Member shall have first afforded the Company with a reasonable opportunity to contest the necessity of disclosing such Confidential Information, (e) each Member shall be permitted to disclose Confidential Information to the extent necessary for the enforcement of any right of such Member arising under this Agreement and (f) each Member shall be permitted to disclose that Confidential Information expressly permitted by the Required Members to be disclosed. No Member, nor any officer, agent, representative or Affiliate of a Member, nor any officer, agent or representative of the Company shall disclose the terms of this Agreement to any Person except (i) to the extent required by law or (ii) for legitimate business purposes approved by the Required Members. For purposes of this Agreement, Confidential Information shall not include any information (other than proprietary compilations of information that is non-confidential or is in the public domain) which
     (a) is within the public domain prior to the time it is furnished or thereafter comes within the public domain other than as a result of any disclosure by a Member in violation of the terms of this Agreement, (b) was in the possession of a Member on a non-confidential basis prior t the execution of this Agreement or (c) is obtained by a Member from a third party not known by the Member to be under any confidentiality obligation to the Member, whether by contractual, legal or fiduciary obligation or otherwise.

          4.6.2 Precautionary Measures. Each Member shall take such precautionary measures as may be required to ensure (and such Member shall be responsible for) compliance with this Section 4.6 by any of its Affiliates, and its and their directors, officers, employees, agents, representatives and other Persons to which it may disclose Confidential Information in accordance with this Section 4.6.

          4.6.3 Destruction or Return of Confidential Information. In the event a Member shall cease to be a Member, it shall promptly destroy (and provide a certificate of destruction to the Company with respect to), or return to the Company, all Confidential Information of the Company in its possession. Notwithstanding the immediately preceding sentence, a Member that ceases to be a Member may retain for a stated period, but not disclose to any other Person, Confidential Information for the exclusive purposes of (A) explaining such Member's corporate decisions with respect to the Company or (B) preparing such Member's tax returns and defending audits, investigations and proceedings relating thereto; provided, however, that the Member must notify the Company in advance of such retention and specify in such notice the stated period of such retention.

          4.6.4 Survival of Provision Beyond Term. The obligations of each Member under this Section 4.6 shall survive both the termination of such Member's membership in the Company and the dissolution and termination of the Company until, unless extended pursuant to Section 9.9, the earlier of the fifth anniversary of the termination of such Member's membership or the third anniversary of the end of the Term.

     4.7 Remedies. The Members agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of Section 4.5 or
Section 4.6 hereof, the continuation of which unremedied will cause the

Company and the other Members to suffer irreparable harm. Accordingly, notwithstanding Section 16.5, the Members agree that the Company and the other Members shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach of any of the provisions of Section 4.5 or 4.6 and to specific performance of their rights hereunder, as well as to any other remedies available at law or in equity.

                            ARTICLE 5

                            MANAGEMENT

     5.1 Management by the Members. The management of the Company is fully vested in the Members, acting exclusively in their membership capacities. Each Member may designate by written notice to the Company and the other Member, one or more representatives of such Member (each, a "Representative") who shall be authorized to speak on behalf of and take actions on behalf of such Member and, if such authorization is subject to any limits, conditions or qualifications, shall specify the precise nature of such limits, conditions or qualifications. A Member's designation may be changed at any time by notice to the Company. In the absence of a designated Representative, the chief executive officer of such Member shall be such Member's Representative. The Members expressly intend that the Company will not have "managers," as that term is used in the Act or in Rev. Proc. 95-10, 1995-3 I.R.B. 20, it being understood that the Representatives do not constitute "managers," but that each Representative acts solely as the agent of the Member that appointed it.

     5.2 Meetings of Members; Consents. Deliberations and actions of the Members (including deliberations and actions by the Required Members) shall occur at meetings of the Members or by written consents executed by the Members in accordance with Section 5.10. Meetings of the Members, for any purpose or purposes, may be called by any Member or Members holding Interests representing, in the aggregate, at least a 50% Percentage Interest.

     5.3 Place of Meetings. The Required Members may designate any place, either within or outside The Commonwealth of Massachusetts, as the place of meeting for any meeting of the Members. If no designation is made, the place of meeting shall be the principal place of business of the Company.

     5.4 Notice of Meetings. Except as provided in Section 5.5, notice stating the place, day and hour of a meeting of Members shall be delivered in accordance with Section 16.4 not less than forty-eight (48) hours before the time of the meeting, by or at the direction of the Member or Members calling the meeting, to each other Member. The purpose or purposes of such meeting shall be specified in such notice.

     5.5 Meeting of All Members. If the Required Members consent to the holding of a meeting of Members at any time and place and attend such meeting, such meeting shall be valid without call or notice, and at such meeting any lawful action may be taken.

     5.6 Quorum. The Required Members, represented in person or by proxy, shall constitute a quorum at any meeting of Members.

     5.7 Voting by Percentage Interests; Voting Thresholds. Except as provided otherwise in this Agreement, voting shall be according to the Members' respective Percentage Interests; provided, however, that unless otherwise expressly provided in this Agreement, all decisions by the Members shall require the affirmative vote of each of the Required Members.

     5.8 Representatives and Proxies. At any meeting of Members, a Member shall be deemed in attendance if at least one of its Representatives is in attendance. The vote of a Member at a meeting of Members shall be determined by the Representatives in attendance after such consultation with the Member's other executive officers and directors as may be required. At any meeting of

Members, a Member may instead vote by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Company before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

     5.9 Conference Telephone. Any Member may participate in a meeting of the Members by means of conference telephone or similar communications equipment which permits all persons participating in the meeting to hear each other, and participation in the meeting by means of such equipment shall constitute presence in person at such meeting.

     5.10 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by the Required Members and delivered to the Company for inclusion in the minutes or for filing with the Company records. Action taken under this Section 5.10 is effective when the Required Members have signed the consent, unless the consent specifies a different effective date.

     5.11 Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by or on behalf of the Member entitled to such notice, whether before, at or after the time stated therein, shall be equivalent to the giving of such notice.

     5.12 Advisory Board. The Members hereby establish, for the purposes of providing advice and counsel and making recommendations to the Members in respect of their management of the Company, an advisory board (the "Advisory Board"). Each Member shall designate three Persons to serve on the Advisory Board. In addition, each of the chief executive officer and chief operating officer of the Company will serve on such board. The Advisory Board shall have no authority to bind or otherwise act on behalf of the Company, nor may the Members delegate any portion of their authority as Members to the Advisory Board; however, the Members may take into account the advice of such Board in exercising their rights and fulfilling their obligations as Members. The Advisory Board may adopt such procedures and rules as to its conduct and proceedings as its members may from time to time determine.

     5.13 Duties and Authority of the Members. Each Member shall have the full power and authority to take any and all actions on behalf of or with respect to the Company that are permitted under Massachusetts law to be taken by members of a limited liability company; provided, however, that each Member agrees not to take any action in the name of or on behalf of the Company unless such action, and the taking thereof by such Member, shall have been authorized by the Required Members or is expressly authorized by this Agreement. The Required Members may ratify previously unauthorized actions taken by a Member in the name of and on behalf of the Company, which ratification shall cure any breach by such Member of the prior sentence arising from such actions. Subject to the two immediately preceding sentences, the powers and authority granted to the Members hereunder shall include all those necessary or convenient for the furtherance of the purpose and powers of the Company and shall include the power and authority to make all decisions and take all actions with regard to the management, operations, assets, financing and capitalization of the Company, including without limitation, the power and authority to make decisions concerning, and take all actions in respect of, all those matters specified in Section 2.6.

     5.14 Officers: Authority. The Required Members may designate one or more Persons to be officers of the Company and may remove any such Person as an officer of the Company. Any officers so designated shall have such titles and, subject to the other provisions of this Agreement, have such authority and perform such duties as the Required Members may delegate to them, including the power to execute documents, and shall serve at the pleasure of the Required Members. Unless the authority of the Person designated as the officer in question is limited or expanded in the document appointing such officer or is otherwise specified by the Required Members, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority; provided, however, that unless such power is specifically delegated to the officer in question either for a specific transaction or generally, no such officer shall have the power to act in a manner that is not consistent with the Business Plan and Annual Budget then in effect, to lease or acquire real property, to borrow an amount of money in excess of $1,000,000, to issue notes, debentures, securities, equity or other interests of or in the Company, to make investments in (other than the temporary investment of surplus cash), or to acquire securities of any Person, to give guarantees or indemnities, to merge, consolidate, liquidate or dissolve the Company or to sell or lease all or any substantial portion of the assets of the Company, and; provided, however, that no such officer shall have the power to enter into, purchase, acquire or otherwise invest in options, futures contracts, forward contracts, collars, spot contracts or swap contracts related to the choice, purchase or consumption of any Energy Commodity or any other financial products marketed or used in connection therewith, unless such transaction is consistent with a code of standards and controls for such transactions which has been approved by the Required Members, or has otherwise specifically been approved by the Required Members. The Required Members, in their discretion, may by written instrument signed by such Members ratify any act previously taken by an officer acting on behalf of the Company. By their signatures to this Agreement, the Required Members hereby designate the following Persons as the initial officers of the Company:

Chairman and Chief Executive Officer:   William H. Heil
President and Chief Operating Officer:  John H. Dickson
Vice President and Treasurer
 (Chief Financial Officer):        Marcy L. Reed
Vice Presidents:                   Christopher G. Gulick
                                   Frank L. Peraino, Sr.
                                   Frank X. Beirne
                                   William R. Connallon
                                   David L. Williamson
Secretary:                         Kirk Ramsauer

     5.15 Transactions with Affiliates; Exclusive Supply Arrangements. The Company will comply with all legal requirements applicable with respect to transactions between it and any Member or Affiliate of a Member and will not engage in any transaction with a Member or an Affiliate of any Member without the prior written consent of the other Members, other than any transaction entered into in the ordinary course of the Company s business on terms, including price, at least as favorable to the Company as the Company might obtain in an arm s-length transaction with an unaffiliated counterparty. In the event of such a transaction, the Company will give notice immediately to both Members of the occurrence of such transaction and the terms on which it was effected, unless the transaction and the terms on which it was effected were previously approved by the Required Members. The Company shall not enter into any exclusive supply contract or other similar arrangement with any supplier of Energy Commodities or Energy Related Products and Services without the prior written approval of the Required Members.

                            ARTICLE 6

                      BUSINESS PLAN: BUDGET

     6.1 Business Plan. At least 45 days prior to the-beginning of the second and each subsequent Fiscal Year, the Required Members shall discuss and revise the business plan of the Company then in effect (the "Business Plan") of the Company so that the Business Plan at all times reflects the strategic plan for the Company for the then current Fiscal Year and the subsequent four Fiscal Years.

     6.2 Annual Budget. The Required Members shall, at least 45 days before the beginning of each subsequent Fiscal Year, determine a budget for the Company for the next Fiscal Year (the budget for the Company's first Fiscal Year and each subsequent budget, each an "Annual Budget"); provided that if an Annual Budget is not agreed upon for any Fiscal Year, the Annual Budget for the preceding Fiscal Year shall remain in effect. Notwithstanding the proviso to the immediately preceding sentence, the Members agree that if they cannot agree on an Annual Budget, they will implement the dispute resolution provisions of Section 16.5, provided, however, that, no arbitration shall be required. Each Annual Budget shall include a projected profit and loss statement, cash flow statement and balance sheet for the next Fiscal Year, and shall specify and quantify capital expenditures.

                            ARTICLE 7

         DISTRIBUTIONS AND ALLOCATIONS OF PROFIT AND LOSS

     7.1  Distributions.

          7.1.1 In General. Subject to Section 3.7.2, the Company shall make Distributions at such times and in such amounts as the Required Members shall determine; provided, that, all Distributions (other than Distributions in liquidation of the Company) shall be made ratably in accordance with the Members' Percentage Interests and all Distributions in liquidation of the Company shall be made in proportion to the Members' Capital Account balances so as to reduce each Member' 5 Capital Account balance to zero.

          7.1.2 Statutory Bar on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a Distribution to any Member on account of its interest in the Company if such Distribution would violate Section 18-607 of the Act or other applicable law.

          7.1.3 Withholding. All amounts withheld pursuant to the Code or any provision of any federal, state, local or foreign tax law with respect to any payment, distribution, or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to Section 7.1 for all purposes under this Agreement. The Company shall withhold from Distributions to, and with respect to allocations to, the Members and to pay over to the appropriate federal, state, local or foreign government any amounts required to be so withheld, and shall allocate any such amounts to the Members in respect of whose Distribution or allocation the tax was withheld.

          7.1.4   Property Distributions and Installment Sales.  The
     Required Members may from time to time determine to distribute property other than cash to the Members. In such a case, such in-kind Distribution shall be made to the Members entitled thereto in the same proportions as the Members would have been entitled to cash distributions. The amount by which the fair market value of any property to be distributed in kind to the Members exceeds or is less than the Book Value of such property shall, to the extent not otherwise recognized by the Company, be taken into account in determining Net Profit and Net Loss and determining the Capital Accounts of the Members as if such property had been sold at its fair market value immediately prior to its distribution. If any assets are sold in transactions in which, by reason of the provisions of section 453 of the Code or any successor thereto, gain is realized but not recognized, such gain shall be taken into account when realized in computing gain or loss of the Company for purposes of allocation of Net Profit or Net Loss under this
     Article 7, and, if such sales shall involve substantially all the assets of the Company, the Company shall be deemed to have been dissolved and terminated notwithstanding any election by the Members to continue the Company for purposes of collecting the proceeds of such sales.

     7.2 Allocations of Net Profits. Subject to Section 7.4, the Net Profit of the Company shall be allocated among the Members ratably in accordance with their Percentage Interests.

     7.3 Allocation of Net Losses. Subject to Section 7.4, the Net Loss of the Company shall be allocated among the Members ratably in accordance with their Percentage Interests.

     7.4 Other Allocation Provisions. Prior to making the allocations of Net Profit or Net Loss for the Fiscal Year in accordance with Sections 7.2 and 7.3, income, gain, loss, deduction and credit (and items thereof) shall be allocated in accordance with the provisions of this Section 7.4 to the extent required by the Code and applicable Regulations. Any amounts allocated pursuant to this Section 7.4 shall not again be allocated under Section 7.2 or 7.3.

          7.4.1   Qualified Income Offset: Nonrecourse and Member
     Nonrecourse Deductions. There is hereby included in the Agreement such provisions governing the allocation of income, gain, loss, deduction and credit (and items thereof) as may be necessary to provide that the Company's allocation provisions contain a so-called "Qualified Income Offset provision and comply with all provisions relating to the allocation of so-called Nonrecourse Deductions" and "Member Nonrecourse Deductions" and the chargeback thereof as set forth in the Regulations under Section 704(b) of the Code. Allocations of Nonrecourse Deductions shall be made ratably among the Members in accordance with their Percentage Interests. In allocating Net Profits pursuant to Section 7.2 hereof, the Required Members shall take into account (and, if necessary, modify the allocations to reflect) anticipated future allocations under the minimum gain chargeback rules of Regulation sec. 1.704-2.

          7.4.2 Special Adjustments. To the extent that an adjustment to the adjusted tax of any Company asset is required pursuant to Section 734(b) or Section 743(b) of the Code and is required, pursuant to Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

          7.4.3 Recourse Indebtedness. In the event that indebtedness of the Company is recourse to one or more, but not all, of the Members, the Required Members, with the advice of independent accountants, shall make such modifications to the allocation provisions of Sections 7.2 and 7.3 as it shall determine to be appropriate.

          7.4.4 Limitation on Net Losses. Notwithstanding any other provision of this Agreement to the contrary, Net Loss shall not be allocated to any Member if such allocation would cause such Member to have an Adjusted Capital Account Deficit or increase such Member's Adjusted Capital Account Deficit. To the extent an allocation of Net Loss would cause or increase an Adjusted Capital Account Deficit as to any Member, the limitation set forth in this Section 7.4.4 shall be applied on a Member by Member basis in accordance with the Members' respective Percentage Interests so as to allocate the maximum permissible Net Loss to each Member without causing any Member to have an Adjusted Capital Account Deficit.

     7.5 Changes in Members' Interests. If during any Fiscal Year of the Company there is a change in any Member's Interest in the Company, the Required Members shall confer with the tax advisors to the Company and, in conformity with such advice allocate the Net Profit or Net Loss to the Members so as to take into account the varying Interests of the Members in the Company in a manner that complies with the provisions of Section 706 of the Code and the Regulations thereunder.

     7.6  Tax Allocations.

          7.6.1 In General. Subject to Section 7.6.2, each item of income, gain, loss and deduction, as determined for federal income tax purposes, shall be allocated among the Members in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Sections 7.2 through 7.5.

          7.6.2 Section 704(c) Allocations. In the event there is a difference between the Book Value at which any property is accepted as a contribution to the capital of the Company (or deemed accepted pursuant to Regulation Section 1 .704-1(b)(2)(iv)(g)) and the adjusted tax basis of such property to the Company, the Company shall, solely for federal income tax purposes, specially allocate the income, gain, loss and deduction attributable to such property as and to the extent required by
     Section 704(c) of the Code and any applicable Regulations under Section 704(b) or Section 704(c) of the Code.

     7.7 Tax Credits. All foreign tax credits of the Company for a Fiscal Year (or portion thereof, if appropriate) shall be allocated among the Members in the same proportion as the net income and gains of the Company that were subject to the foreign taxes that gave rise to such credits. All other items of federal income tax credit shall be allocated among the Members in accordance with their Percentage Interests.

     7.8 Adjustment of Capital Accounts. Unless the Members shall determine otherwise, the Book Values of all the Company's assets shall be adjusted to equal their respective gross fair market values, as determined by the Required Members (and the Capital Accounts of the Members shall be adjusted accordingly by treating any increase in Book Value as an item of Book Gain and any decrease in Book Value as an item of Book Loss), as of the following times: (a) the acquisition of an additional Interest in the Company by any new or existing Member in exchange for more than a de minimis additional Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of assets of the Company as consideration for an Interest; and (c) the liquidation of the Company; provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the Required Members reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

     7.9 Interpretation. It is the intent of the Members that the Company be treated as a partnership for federal tax purposes and that the provisions hereof relating to each Member's distributive share of income, gain, loss, deduction, and credit (and items thereof) comply with the provisions of Sections 704(b), 704(c), 706 and other relevant provisions of the Code and the applicable Regulations. In furtherance of the foregoing, the Members hereby agree that they will seek to resolve any ambiguity in the provisions of this Agreement in a manner that will preserve and protect the tax allocations provided for in this Article 7 for federal income tax purposes and, subject to the last sentence hereof, to adopt such curative provisions to offset the effect of the allocations required by Section 7.4 as they may deem necessary.

Notwithstanding the foregoing, no Member shall have the right to require or compel any distribution of cash or property not authorized or provided for by the provisions of this Agreement or to alter any distribution of cash or property provided for by the provisions of this Agreement on the ground that such action is necessary to cause the provisions hereof to conform to the provisions of the Regulations.

     7.10 Loans to Company. Nothing in this Agreement shall prevent any Member from making secured or unsecured loans to the Company by agreement with the Company.

                            ARTICLE 8

                        TAX MATTERS MEMBER

     8.1 Tax Matters Member. Unless and until another Member is designated as the Tax Matters Member by the Required Members, NEI shall be the tax matters partner of the Company as provided in the Regulations under Code
Section 6231 and analogous provisions of state law (the "Tax Matters Member"). The Tax Matters Member shall represent the Company, at the Company's expense, in connection with all examinations of the Company's affairs by tax authorities including any resulting administrative or judicial proceedings.

     8.2 Indemnity of Tax Matters Member. The Company shall indemnify and reimburse the Tax Matters Member for all expenses (including legal and accounting fees) incurred as Tax Matters Member pursuant to this Article 8 in connection with any administrative or judicial proceeding with respect to the tax liability of the Members as long as the Tax Matters Member has determined in good faith that its course of conduct was in, or not opposed to, the best interest of the Company. The payment of all such expenses shall be made before any Distributions are made to the Members. The taking of any action and the incurring of any expense by the Tax Matters Member in connection with any such proceeding, except to the extent provided herein or required by law, is a matter in the sole discretion of the Tax Matters Member and the provisions on limitations of liability of the Tax Matters Member and indemnification set forth in Article 13 shall be fully applicable to the Tax Matters Member in its capacity as such.

     8.3 Information Furnished. To the extent and in the manner provided by applicable law and the Regulations, the Tax Matters Member shall furnish the name, address, profits interest, and taxpayer identification number of each Member to the Internal Revenue Service.

     8.4 Notice of Proceedings. etc. The Tax Matters Member shall use its best efforts to keep each Member informed of any administrative and judicial proceedings for the adjustment at the Company level of any item required to be taken into account by a Member for income tax purposes or any extension of the period of limitations for making assessments of any tax against a Member with respect to any Company item, or of any agreement with the Internal Revenue Service that would result in any material change either in income or loss as previously reported.

     8.5 Notices to Tax Matters Member. Any Member that receives a notice of an administrative proceeding under Code Section 6233 relating to the Company shall promptly notify the Tax Matters Member of the treatment of any Company item on such Member's federal income tax return that is or may be inconsistent with the treatment of that item on the Company's return. Any Member that enters into a settlement agreement with the Internal Revenue Service or any other government agency or official with respect to any Company item shall notify the Tax Matters Member of such agreement and its terms within sixty days after its date.

                            ARTICLE 9

             BOOKS, RECORDS, ACCOUNTING, AND REPORTS

     9.1 Books and Records. The Company shall maintain at its principal office all of the following:

          9.1.1 A current list of the full name and last known business address of each Member together with true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each Member became a member of the Company;

          9.1.2 A copy of the Certificate, this Agreement, including any and all amendments to either thereof, together with executed copies of any powers of attorney pursuant to which the Certificate, this Agreement or any amendment has been executed;

          9.1.3 Copies of the Company's federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;

          9.1.4 The audited financial statements of the Company for the six most recent Fiscal Years; and

          9.1.5 The Company's books and records for at least the current and past five Fiscal Years.

     9.2 Delivery to Members; Inspection. Upon the request of any Member for any purpose reasonably related to such Member's Interest as a Member of the Company:

          9.2.1 The Company shall promptly deliver to the requesting Member, at the expense of the Company, a copy of the information required to be maintained by Sections 10.1.1. through 10.1.4.

          9.2.2 The Members may review, at the Company's office during normal business hours, the Company's federal, state and local income tax or information returns prior to the filing thereof and the Company' 5 books and records referred to in Section 10.1.5.

          9.2.3 The Company will provide any Member at such Member's expense such other information regarding the business affairs of the Company as the Member shall reasonably request.

     9.3 Financial Statements. The Members shall maintain or cause to be maintained books of account reflecting the operations of the Company and shall cause to be prepared for the Members (i) monthly and quarterly financial statements in the form customarily prepared by NEES for similar operations, which financial statements shall show variances from the Annual Budget, and
(ii) audited annual financial statements of the Company prepared in accordance with generally accepted accounting principles.

     9.4 Filings. At the Company's expense the Members shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities and to have prepared and to furnish to each Member such information with respect to the Company as is necessary to enable the Members to prepare and timely file their federal and state income tax returns. The Members, at the Company's expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, all reports required to be filed by the Company with those entities under then current applicable laws, rules, and regulations. The reports shall be prepared on the accounting or reporting basis required by the regulatory bodies.

                            ARTICLE 10

                     AMENDMENTS TO AGREEMENT

     10.1 Amendments. This Agreement may be amended or modified with the prior written consent of the Required Members; provided, that, the Members expressly agree that in the event of a Transfer of all or a portion of a Member's Interest or the admission of a new Member, this Agreement shall be revised to reflect such Transfer or such admission, as the case may be, and to amend such provisions of this Agreement as the Members shall determine to be appropriate, it being contemplated that in the event that either Member Transfers all of its Interest to another Person and such Person is admitted as a Member, such Person shall be subject to all of the provisions of this Agreement to which the transferor Member was previously subject.

     10.2 Filings. The Members shall cause to be prepared and filed any amendment to the Certificate that may be required to be filed under the Act as a consequence of any amendment to this Agreement.

     10.3 Binding Effect. Any modification or amendment to this Agreement pursuant to Section 11.1 shall be binding on all Members.

                            ARTICLE 11

                      DISSOLUTION OF COMPANY

     11.1 Termination of Membership. No Member shall resign or withdraw from the Company and any attempted resignation or withdrawal shall be, and is hereby declared, null and void ab initio, except that, (i) subject to the restrictions set forth in Article 9, any Member may Transfer its Interest in the Company and the transferee may become a Member in place of the Member which transferred its Interest and (ii) subject to the provisions of Section 9.6, any Member may withdraw from the Company in connection with its making of a Buy-Sell Offer. If any Member ceases to be a Member for any reason, the business of the Company may be continued by the remaining Members (so long as there are two such remaining Members) as provided in clause (d) of Section
12.2. The Members agree that the unauthorized resignation or withdrawal of a Member may cause irreparable injury to the Company and other Member for which monetary damages (or other remedies at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of such unauthorized resignation or withdrawal and (ii) the uniqueness of the Company's business and the relationship between the Members. Accordingly, the Members agree that the provisions of this Section
12.1 may be enforced by specific performance.

     11.2 Events of Dissolution or Liquidation. The Company shall be dissolved upon the happening of any of the following events: (a) a Regulatory Dissolution Election unless the Special Purchase Right is exercised,
(b)December 31, 2096 unless such date is extended pursuant to Section 2.4, (c) the unanimous written determination of the Members, (d) the withdrawal, bankruptcy or dissolution of any Member, unless there are at least two remaining Members and the business of the Company is continued by the consent of remaining Members holding Interests that together represent more than a 50% Percentage Interest within 90 days following the occurrence of any such event, or (e) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

     11.3 Liquidation. If the Company is dissolved and not continued, the Company shall immediately commence to wind up its affairs. A reasonable period of time shall be allowed for the orderly termination of the Company's business, discharge of its liabilities, and distribution or liquidation of the remaining assets so as to enable the Company to minimize the normal losses attendant to the liquidation process. The Company's property and assets or the proceeds from the liquidation thereof shall, subject to the requirements of the Act, be distributed in accordance with Section 12.4, after the Members' Capital Accounts have been adjusted to reflect all Net Profits and Net Losses of the Company through the date of distribution (including Net Profits and Net Losses arising from the revaluation of the Company's assets pursuant to
Section 7.8; provided, however, that in the event of a liquidating distribution resulting from a Regulatory Dissolution Election, the gross fair market values of the Company' s assets shall not be adjusted pursuant to
Section 7.8 and shall be deemed to equal their Book Values). A full accounting of the assets and liabilities of the Company shall be taken and a statement thereof shall be furnished to each Member within 30 days after the distribution of all of the assets of the Company. Such accounting and statements shall be prepared under the direction of the Required Members.
Upon such final accounting, the Company shall terminate and an authorized person, appointed pursuant to Section 2.7, shall cancel the Certificate in accordance with the Act.

     11.4 Distributions to Members. Distributions to Members upon liquidation shall be made in accordance with the Members' Capital Account balances. Notwithstanding Section 12.3 or the first sentence of this Section 12.4, the Company shall not make any Distribution pursuant to this Section
12.4 unless the Required Members shall have determined that the Company has sufficient assets to pay all accrued and contingent liabilities of which the Required Members are aware after making reasonable inquiry.

     11.5 No Action for Dissolution. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 12.2. This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payment in liquidation of the Interests of all Members. Accordingly, except where the Members have failed to liquidate the Company as required by Section 12.2 and except as specifically provided in Section 18-802(a) of the Act, each Member hereby waives and renounces its right to initiate legal action to seek dissolution or to seek the appointment of a receiver or trustee to liquidate the Company.

     11.6 No Further Claim. Upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contributions, and if the Company's property remaining after payment or discharge of the debts and liabilities of the Company, including debts and liabilities owed to one or more of the Members, is insufficient to return the aggregate Capital Contributions of each Member, a Member shall have no recourse against the Company or any other Member except to the extent that the other Member has received Distributions in excess of those to which such Member was entitled to under the terms of this Agreement.

                            ARTICLE 12

                         INDEMNIFICATION

     12.1 General. To the maximum extent permitted by law, the Company shall indemnify, defend, and hold harmless each Member, including the Tax Matters Member, and each Member's officers, trustees, directors, partners, members, shareholders, and employees (and each such Person's officers, trustees, directors, partners, members, shareholders, and employees), and the employees and officers of the Company (all indemnified persons being referred to as "Indemnified Persons"), from any liability, loss, or damage incurred by the Indemnified Person by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business of the Company and from liabilities or obligations of the Company imposed on such Person by virtue of such Person's position with the Company, including attorneys' fees and costs and any amounts expended in the settlement of any such claims of liability, loss, or damage; provided however, that, if the liability, loss, damage, or claim arises out of any action or inaction of an Indemnified Person, indemnification under this Section 13.1 shall be available only if (a) either (i) the Indemnified Person, at the time of such action or inaction, determined, in good faith, that its or his course of conduct was in, or not opposed to, the best interests of the Company, or (ii) in the case of inaction by the Indemnified Person, the Indemnified Person did not intend its or his inaction to be harmful or opposed to the best interests of the Company, and (b) the action or inaction did not constitute fraud or a Violation of the Business Judgment Rule by the Indemnified Person, and provided, further, that indemnification under this Section 13.1 shall be recoverable only from the assets of the Company and not from any assets of the Members. The Company may pay or reimburse attorneys' fees of an Indemnified Person as incurred, if such Indemnified Person executes an undertaking to repay the amount so paid or reimbursed if there is a final determination by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification under this Article 13. The Company may pay for insurance covering liability of the Indemnified Persons for negligence in operation of the Company s affairs.

     12.2 Persons Entitled to Indemnity. Any Person who is within the definition of "Indemnified Person" at the time of any action or inaction in connection with the business of the Company shall be entitled to the benefits of this Article 13 as an "Indemnified Person" with respect thereto, regardless whether such Person continues to be within the definition of "Indemnified Person" at the time of such Person's claim for indemnification or exculpation hereunder.

     12.3 Procedure Agreements. The Company may enter into an agreement with any of its officers and employees setting forth procedures consistent with applicable law for implementing the indemnities provided in this Article 13.

     12.4 Extent of Duties. No Indemnified Person shall be liable, in damages or otherwise, to the Company or to any Member for any loss that arises out of any act performed or omitted to be performed by it or him pursuant to the authority granted by this Agreement if (a) either (i) the Indemnified Person, at the time of such action or inaction, determined, in good faith, that such Person's course of conduct was in, or not opposed to, the best interests of the Company, or (ii) in the case of inaction by the Indemnified Person, the Indemnified Person did not intend such Person's inaction to be harmful or opposed to the best interests of the Company, and (b) the conduct of the Indemnified Person did not constitute fraud or a Violation of the Business Judgment Rule by such Indemnified Person.

     12.5 Fiduciary and Other Duties.

          12.5.1 To the extent that, at law or in equity, an Indemnified Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Indemnified Person, an Indemnified Person acting under this Agreement shall not be liable to the Company or to any other Indemnified Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties (including fiduciary duties) of an Indemnified Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties of such Indemnified Person. The provisions of this Section 13.5.1 shall not be construed to relieve any Indemnified Person from liability for such Person's fraud or a Violation of the Business Judgment Rule.

          12.5.2 Whenever in this Agreement an Indemnified Person is permitted or required to make a decision (a) in its "discretion" (without qualification as to how the discretion is to be exercised) or under a grant of similar authority or latitude, the Indemnified Person shall act reasonably and in good faith based on facts known to the Person at the time, (b) in its "sole discretion" or under a grant of similar authority or latitude, the Indemnified Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, and (c) under any other express standard, the Indemnified Person shall act under such express standard and shall not be subject to any other general standard imposed by this Agreement or applicable law.

                            ARTICLE 13

           REPRESENTATIONS AND COVENANTS BY THE MEMBERS

     Each Member hereby represents, warrants and covenants to the Company and each other Member that the following statements are true and correct as of the Effective Date and shall be true and correct at all times thereafter that such Member is a Member:

     13.1 Organization; Corporate Authority. It is duly incorporated, organized or formed (as applicable), validly existing, and (if applicable) in good standing under the laws of the jurisdiction of its incorporation, organization or formation; if required by applicable law, it is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization or formation, and is duly qualified to transact business and is in good standing in each other jurisdiction where such qualification is required; and it has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to engage in the types of activities proposed to be engaged in by the Company and has obtained any regulatory and other governmental approvals that may be required (or, with respect to NEI and the required regulatory approval under the PUHCA, it will, as soon as practicable but in no event more than 10 Business Days after the date of this Agreement, apply for such approval), and if such approvals are subject to any conditions, has disclosed such conditions to the other Members; and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, performance of this Agreement by it have been duly taken.

     13.2 Legal, Valid and Binding Obligation. It has duly authorized, executed, and delivered this Agreement and the other documents contemplated herein, and, subject to the receipt of those regulatory and other governmental approvals, authorizations, or permits specified on the attached Schedule 1, this Agreement and such other documents constitute the legal, valid and binding obligation of such Member enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity), its authorization, execution, delivery, and performance of this Agreement does not and will not
(i) conflict with, or result in a breach, default or violation of (A) the organizational documents of such Member, (B) any contract or agreement to which such Member is a party or is otherwise subject, or (C) any law, order, judgment, decree, writ, injunction or arbitral award to which that Member is subject; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any governmental authority or other Person, unless such requirement has already been satisfied or is listed on
Schedule 1.

     13.3 Investment Intent. It has acquired its Interest with the intent of holding the same for investment for its own account and without the intent or a view of participating directly or indirectly in any distribution of such

Interests within the meaning of the Securities Act or any applicable state securities laws.

     13.4 Securities Regulation. It acknowledges and agrees that its Interest is being issued and sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act and exemptions contained in applicable state securities laws, and that its Interest cannot and will not be sold or transferred except in a transaction that is exempt under the Securities Act and those state acts or pursuant to an effective registration statement under the Securities Act and those state acts or in a transaction that is otherwise in compliance with the Securities Act and those state acts. It understands that it has no contractual right for the registration under the Securities Act of its Interest for public sale and that, unless its Interest is registered or an exemption from registration is available, its Interests may be required to be held indefinitely.

     13.5 Information. It has received all documents, books, and records pertaining to an investment in the Company requested by it. It has had a reasonable opportunity to ask questions of and receive answers from the other Members concerning the Company, and all such questions have been answered to its satisfaction.

     13.6 Tax Position. Unless it provides prior written notice to the Company, it will not take a position on its federal income tax return, in any claim for refund, or in any administrative or legal proceedings that is inconsistent with any information return filed by the Company or with the provisions of this Agreement.

                            ARTICLE 14

                     COMPANY REPRESENTATIONS

     In order to induce the Members to enter into this Agreement and to make the Capital Contributions contemplated hereby, the Company hereby represents and warrants to each Member as follows:

     14.1 Legal Existence. The Company is a duly formed and validly existing limited liability company under the Act and the Certificate has been duly filed or will be filed on the date hereof as required by the Act. The Company has all necessary power and authority under the Act to issue the Interests to be issued to the Members hereunder.

     14.2 Valid Issuance. When the Interest is issued to the Member as contemplated by this Agreement and the Capital Contributions required to be made by such Member are made, the Interest issued to the Member will be duly and validly issued and except as specifically provided in the Agreement, no liability for any additional capital contributions or for any obligations of the Company will attach thereto.

     14.3 Options. etc. Except as set forth in this Agreement, the Company does not have outstanding any rights or options to subscribe for or purchase any warrants or other agreements providing for or requiring the issuance of Interests in the Company to any Person or any obligation to purchase or otherwise acquire any Interests in the Company.

                            ARTICLE 15

                          MISCELLANEOUS

     15.1 Additional Documents. At any time and from time to time after the date of this Agreement, upon the request of the Required Members, each Member shall do and perform, or cause to be done and performed, all such additional acts and deeds, and shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, all such additional instruments and documents, as may be required to effectuate the purposes and intent of this Agreement.

     15.2 Execution of Papers. The Members agree to execute such instruments, documents and papers as the Required Members deem necessary or appropriate to carry out the intent of this Agreement.

     15.3 General. This Agreement: (a) shall be binding upon the executors, administrators, estates, heirs, and legal successors of the Members; (b) shall be governed by and construed in accordance with the laws of the State of Delaware; (c) may be executed in more than one counterpart as of the day and year first above written; and (d) contains the entire contract among the Members as to the subject matter hereof. Without limiting the foregoing, the Limited Liability Company Agreement, dated as of September 18, 1996 is terminated and of no further force or effect. The waiver of any of the provisions, terms, or conditions contained in this Agreement shall not be considered as a waiver of any of the other provisions, terms, or conditions hereof.

     15.4 Notices. Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or receipt (which may be evidenced by a return receipt if sent by registered mail or by signature if delivered by courier or delivery service), addressed as set forth below, or at such other address as such Person shall have furnished to the Company in writing as the address to which notices are to be sent hereunder: if to NEI, at 25 Research Drive, Westborough, Massachusetts 01582.

     15.5 Expenses in Event of Breach. In the event that a Member is determined to have breached any provision of this Agreement, such Member shall, subject to the terms of Section 16.5.1 regarding the sharing of costs where applicable, be liable for all costs and expenses incurred by the Company or the other Member in enforcing such provision.

     15.6 Gender and Number. Whenever required by the context, as used in this Agreement, the singular number shall include the plural, the plural shall include the singular, and all words herein in any gender shall be deemed to include the masculine, feminine and neuter genders.

     15.7 Severability. If any provision of this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. That invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each said provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

     15.8 Headings. The headings used in this Agreement are used for administrative convenience only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

     15.9 No Third Party Rights. The provisions of this Agreement are for the benefit of the Company and the Members and no other Person, including creditors of the Company shall have any right or claim against the Company or any Member by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement.

  [THE REMAINDER OF THIS PAGE HAS DELIBERATELY BEEN LEFT BLANK.]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

                              ALLENERGY MARKETING COMPANY, L.L.C.



                              By: ______________________________________
                                    Name:
                                    Title:



                              NEES ENERGY, INC.



                              By: ______________________________________
                                    Name:
                                    Title:

                                             EXHIBIT 1

                          Defined Terms


     "Act" shall mean the Massachusetts Limited Liability Company Act (MGL c.
156C), as amended and in effect from time to time.

     "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

          (a) credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the next to the last sentences of the Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account any changes during such year in Company minimum gain and Member minimum gain (as determined under such Regulations); and

          (b)  debit to such Capital Account the items described in
     Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

     "Advisory Board" is defined in Section 5.12.

     "Affiliate" shall mean, with respect to any specified Person, any Person that directly or through one or more intermediaries controls or is controlled by or is under common control with the specified Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power or authority to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     "Agreement" shall mean the Limited Liability Company Agreement of the Company dated as of September 18, 1996, as amended from time to time.

     "Annual Budget" is defined in Section 6.2.

     "Book Gain" or "Book Loss" or shall mean the gain or loss recognized by the Company for Code Section 704(b) book purposes in any Fiscal Year or other period by reason of the sale, exchange or other disposition of any asset of the Company or by reason of the reevaluation of such asset pursuant to Section
7.1.4 or Section 7.8. Such Book Gain or Book Loss shall be computed by reference to the Book Value of such asset as of the date of such sale, exchange or other disposition, or reevaluation, rather than by reference to the tax basis of such asset as of such date, and each and every reference herein to "gain" or "loss" shall be deemed to refer to Book Gain or Book Loss, rather than to tax gain or tax loss, unless otherwise expressly provided herein.

     "Book Value" of an asset shall mean, as of any particular date, the value at which the asset is properly reflected on the books and records of the Company as of such date. The initial Book Value of each asset shall be its cost, unless such asset was contributed to the Company by a Member, in which case the initial Book Value shall be the fair market value, as agreed to by the Members, and such Book Value shall thereafter be adjusted for Depreciation with respect to such asset rather than for the cost recovery deductions to which the Company is entitled for income tax purposes with respect thereto and shall be adjusted as appropriate pursuant to Section 7.8.

     "Business Day " shall mean a day when national banks are open for business in Boston, Massachusetts.

     "Business Plan" is defined in Section 6.1.

     "Capital Account" is defined in Section 3.2.

     "Capital Contribution" shall mean with respect to any Member, the amount of cash and the Book Value of any other property contributed to the Company with respect to the Interest held by such Member (net of liabilities secured by such contributed property or that the Company is considered to assume or take the property subject to pursuant to Code section 752).

     "Certificate" shall mean the Certificate of Formation of the Company filed as of September 18, 1996 and any and all amendments thereto and restatements thereof filed on behalf of the Company as permitted hereunder with the office of the Secretary of State of The Commonwealth of Massachusetts.

     "Change of Control" shall mean, as to any Member or any Parent Entity of a Member (other than NEES), any event as a result of which NEES, ceases to own, directly or indirectly on a fully diluted basis, stock (or if such Person is not a corporation, equity interests) which represent at least 50% of the voting power or value of the outstanding capital stock (of, if such Person is not a corporation, outstanding equity interests) of such Person.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the corresponding provisions of any future federal tax law.

     "Company" shall mean the limited liability company formed under and pursuant to the Act and this Agreement.

     "Confidential Information" is defined in Section 4.6.1.

     "Depreciation" shall mean for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of any such year or other period, Depreciation shall be an amount that bears the same relationship to the Book Value of such asset as the depreciation, amortization, or other cost recovery deduction computed for tax purposes with respect to such asset for the applicable period bears to the adjusted tax basis of such asset at the beginning of such period, or if such asset has a zero adjusted tax basis, Depreciation shall be an amount determined under any reasonable method selected by the Required Members, with the advice of its independent accountants.

     "Distribution" shall mean the amount of cash and the Book Value of any other property distributed to a Member in respect of the Member's Interest in the Company (net of liabilities secured by such distributed property or that the Member is considered to assume or take the property subject to pursuant to Code section 752).

     "Effective Date" shall mean September 18, 1996.

     "Energy Commodity" shall mean natural gas, electricity, oil and any other energy source, as well as all options, futures contracts, forward contracts, collars, spot contracts or swap contracts related to the choice, purchase or consumption of any energy commodity and any other financial products marketed or used in connection therewith.

     "Energy Related Products and Services" shall mean products and services related to the choice, purchase or consumption of any Energy Commodity, whether or not sold or provided on a bundled basis with such natural gas, electricity, oil or other energy source.

     "Fair Value" as applied to all or any portion of the Interest of any Member or to the non-cash consideration proposed to be paid as all or a portion of the Offered Price for an Interest by a third-party offeror, shall mean the fair market value of the relevant portion of the Interest or of such consideration as agreed upon by the Members or as shown by an appraisal performed by an independent appraiser satisfactory to all Members. In the event that the Members do not agree on such fair market value or on the selection of an independent appraiser within 10 days after the event which gives rise to the need to determine Fair Value, each Member shall select an appraiser within 20 days of such event and those two appraisers shall select within 30 days of such event another independent appraiser to perform the appraisal. The three appraisers so selected shall then have 15 days from the date of the selection of the third appraiser to determine the fair market value of the relevant portion of the Interest or consideration in question. When determining the fair market value of an Interest, the appraisers shall consider, among other factors, book value, liquidation value, replacement value and the value of future cash flows of the Company as a going concern and shall make no deduction, discount or other subtraction whatsoever for the possible minority status or limited voting rights of any Member. If the single appraiser has been appointed, such appraiser's determination of value shall be final and binding. If three appraisers shall have been appointed as hereinabove set forth, the values determined by the three appraisers shall be averaged, the determination which shall differ most from such average shall be disregarded, the remaining two determinations shall be averaged, and such average shall be final and binding. If one independent appraiser is selected, the Members shall each bear one-half of the expenses of the independent appraiser. If the Members have each selected an appraiser, each Member shall bear the expenses of its own appraiser and one-half the expenses of the independent appraiser selected by the two appraisers.

     "Fiscal Year" shall mean the fiscal year of the Company which shall end on December 31 in each year or on such other date in each year as the Required Members shall otherwise elect.

     "Indemnified Persons " is defined in Section 13.1.

     "Interest" shall mean the entire interest of a Member in the capital and profits of the Company, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.

     "Member Nonrecourse Deductions" shall mean "partner non-recourse deductions" as defined in Regulations Section 1 .704-2(i)(1).

     "Members" shall mean the Persons listed as members on the signature page to the Agreement and any other Person that both acquires an Interest in the Company and is admitted to the Company as a Member pursuant to the Agreement.

     "NEES" shall mean New England Electric System, a Massachusetts voluntary business association.

     "NEI" is defined in the preamble of the Agreement.

     "Net Profit" and "Net Loss" shall mean, for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss, respectively, for such year or period, determined in accordance with Section 703(a) of the Code (taking into account all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

          (a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this provision shall be added to such taxable income or reduce such taxable loss;

          (b)       any expenditures of the Company described in
     Section 705(a)(2)(B) of the Code (relating to expenditures which are neither deductible nor properly chargeable to capital) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1 .704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this provision, shall be subtracted from such taxable income or increase such taxable loss;

          (c) Book Gain or Book Loss from the sale or other disposition of any asset of the Company shall be taken into account in lieu of any federal income tax gain or loss recognized by the Company by reason of such sale or other disposition, and Book Gain and Book Loss from any revaluation of the Company's assets pursuant to Section 7.8 shall be taken into account; and

          (d) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed as provided in this Agreement.

     "Nonrecourse Deduction" shall have the meaning set forth in Regulations
Section 1.704-2(b)(1).

     "Parent Entity" shall mean, in respect of any Member, any entity that owns, directly or indirectly through one or more other entities, on a fully diluted basis, stock which represents more than 50% of the voting power or value of the outstanding capital stock of the Member.

     "Percentage Interest" is defined in Section 3.3.

     "Person" shall mean an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, or any other legal entity.

     "Profits Interest" is defined in Section 3.6.

     "PUHCA" shall mean the Public Utility Holding Company Act of 1935, as amended.

     "Qualified Income Offset" shall have the meaning set forth in Regulations Section 1.704-1(b)(2)(ii)(d).

     "Regulations" shall mean the Treasury regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including the corresponding provisions of any future regulations).

     "Regulatory Dissolution Election" shall mean an election made by any Member to dissolve the Company; provided, that, such election may be made by a Member only if (i) any governmental body or agency, or any other regulatory entity having jurisdiction over the Company or any Member or any Affiliate of a Member, has not, before the Regulatory Deadline, granted all approvals, permits, and other authorizations of any kind which in the reasonable opinion of the Member making such election is or may be necessary or appropriate to the operation of the Company or the participation of any Member in the Company as a Member, (ii) any such governmental body or agency or regulatory entity has granted one or more approvals, permits or other authorizations on terms or subject to conditions that are or may be, in the reasonable opinion of the

Member making the election, materially adverse to the interests of the Company or such Member, or (iii) any such body, agency, or entity has taken any action, or has threatened to take any action, which in the reasonable opinion of the Member making such election is or may t)e materially adverse to the interests of the Company or such Member; provided, further, that any such Regulatory Dissolution Election must be made no later than the fifth Business Day following the Regulatory Deadline.

     "Representative" is defined in Section 5.1.

     "Required Members" shall mean NEI.

     "Required Portion" shall mean in respect of any Interest all or a portion of which is required to be transferred in a Required Regulatory Transfer, the smallest portion of such Interest that must be transferred in order to satisfy the requirements of such Required Regulatory Transfer, and in respect of the shares of stock of a Parent Entity (or if such entity is not a corporation, equity interests in such entity) all or a portion of which are required to be transferred in a Required Regulatory Transfer that will result in a Change of Control, the smallest number of shares of stock (or units of equity interest) that must be transferred in order to satisfy the requirements of such Required Regulatory Transfer.

     "Required Regulatory Transfer" shall mean any Transfer by a Member of all or a portion of its Interest or any Change of Control of a Parent Entity (other than NEES) which is required to be effected by any regulation, rule, administrative order or other administrative pronouncement of binding legal effect of any state public utility commission (or other similar agency).

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Tax Matters Member" is defined in Section 8.1.

     "Term" is defined in Section 2.4.

     "Violation of the Business Judgment Rule" means conduct which is materially inconsistent with the obligation to be reasonably informed and to act in good faith or which is reckless, grossly negligent, willful misconduct or constitutes a knowing violation of law.

                                             SCHEDULE 1

          Required Regulatory and Governmental Approvals

                               NONE